Exhibit 16.1

November 10, 2022

Securities and Exchange Commission

100 F Street NE

Washington, D.C. 20549

Re: Magic Empire Global Limited

Dear Commissioners:

We have read the statements in the Form 6-K dated November 10, 2022, of Magic Empire Global Limited (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to and, therefore, do not agree or disagree with the other statements made by the Company in the Form 6-K.

Very truly yours,

/s/ Friedman LLP

New York, New York